EXHIBIT 10.14
HILLENBRAND, INC.
Short-Term Incentive Compensation Program
R E C I T A L S
          WHEREAS, in accordance with the Distribution Agreement (defined below), Hillenbrand Industries, Inc. (to be re-named Hill-Rom Holdings, Inc. prior to or effective upon the Distribution referred to below and hereinafter referred to in these recitals as “RemainCo” or “Hill-Rom Holdings, Inc.”) proposes to distribute its entire ownership interest in Batesville Holdings, Inc. (to be re-named Hillenbrand, Inc. prior to or effective upon the Distribution and hereinafter referred to in these recitals as “SpinCo” or “Hillenbrand, Inc.”) through a pro-rata distribution of all of the outstanding shares of SpinCo common stock then owned by RemainCo to the holders of RemainCo common stock (“Distribution”); and
     WHEREAS, RemainCo and SpinCo have entered into the Employee Matters Agreement (defined below) for the purpose of continuing benefits for the pre-Distribution directors, employees and consultants of RemainCo and its subsidiaries; and
     WHEREAS, in accordance with Section 8.1(c) of the Employee Matters Agreement, SpinCo is to adopt and implement an annual incentive plan which shall permit the issuance of annual incentive awards on terms and conditions substantially comparable to those under the Hillenbrand Industries, Inc. Short-Term Incentive Compensation Plan, as amended, to be effective as of the date of the consummation of the transactions contemplated by the Distribution Agreement.
ARTICLE I
PURPOSE AND DEFINITIONS
1.1	Purpose. The purpose of this Program is to provide performance-based incentive awards, in addition to regular salary, to eligible employees of Hillenbrand, Inc. and its Subsidiaries. The Program provides the mechanism to pay amounts above the average total cash compensation when the Company experiences above average financial success. The Program is designed to encourage high individual and group performance and is based on the philosophy that employees should share in the success of the Company if above average value is created for Company shareholders.

1.2	Definitions:
(a)	“Achievement Percentage” means a percentage determined in writing by the Committee.

(b)	“Base Incentive Compensation” means the amount determined in accordance with Section 4.3.

(c)	“Base Salary” means the annual calendar earnings of a Participant including wages and salary as reported for federal income tax purposes, but excluding all bonus payments of any kind, commissions, incentive compensation, equity based compensation, long term performance compensation, perquisites and other forms of additional compensation.

(d)	“Board of Directors” or “Board” means the Board of Directors of Hillenbrand, Inc.

(e)	“Business Criteria” means one or more of the following financial indexes of the Company or a Subsidiary for a Plan Year determined in accordance with the Company’s accounting principles less certain non-reoccurring and/or non-expected events happening in any Plan Year, as determined by the Committee: revenue, earnings per share, net income, shareholder value growth, return on equity, cash flow, comparisons against Standard & Poor’s indices and/or other indices, criteria or comparator groups, as selected and approved by the Committee. The Business Criteria may include both financial and non-financial measures and may reflect achievement of tactical and strategic plans of a Subsidiary.

(f)	“Business Criteria Achievement” means the actual final result of a Business Criteria for a Plan Year.

(g)	“Cause” shall mean the Committee’s good faith determination that a Participant has:
(i)	Failed or refused to fully and timely comply with any reasonable instructions or orders issued by the Employer, provided such noncompliance is not based primarily on the Participant’s compliance with applicable legal or ethical standards;

(ii)	Acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Employer’s reasonable opinion, to cause the Employer, its related companies or any of their respective officers or its directors embarrassment or ridicule;

(iii)	Violated any Employer policy or procedure, specifically including a violation of Hillenbrand, Inc.’s Code of Ethical Business Conduct; or

(iv)	Engaged in any act, which is contrary to its best interests or would hold the Employer, its related businesses or any of their respective officers or directors up to probable civil or criminal liability, excluding the Participant’s actions in compliance with applicable legal or ethical standards .
(h)	“CEO” means the Chief Executive Officer of the Company.

(i)	A “Change in Control” means:
(i)	the date that any person, corporation, partnership, syndicate, trust, estate or other group acting with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or indirectly, the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Beneficial Owner”), of securities of the Company representing 35% or more of the voting power of all securities of the Company having the right under ordinary circumstances to vote at an election of the Board (“Voting Securities”), other than by reason of (x) the acquisition of securities of the Company by the Company or any Subsidiaries or any employee benefit plan of the Company or any Subsidiaries, (y) the acquisition of securities of the Company directly from the Company, or (z) the acquisition of securities of the Company by one or more members of the Hillenbrand Family (which term shall mean descendants of John A. Hillenbrand and their spouses, trusts primarily for their benefit or entities controlled by them);

(ii)	the consummation of a merger or consolidation of the Company with another corporation unless

(A)	the shareholders of the Company, immediately prior to the merger or consolidation, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of the voting power of all securities of the corporation surviving the merger or consolidation having the right under ordinary circumstances to vote at an election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company;

(B)	no person, corporation, partnership, syndicate, trust, estate or other group beneficially owns, directly or indirectly, 35% or more of the voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation except to the extent that such ownership existed prior to such merger or consolidation; and

(C)	the members of the Board, immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the corporation issuing cash or securities in the merger;
(iii)	the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the date hereof and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

(iv)	the consummation of a sale or other disposition of all or substantially all of the assets of the Company; or

(v)	the date of approval by the shareholders of Corporate of a plan of complete liquidation of the Company.
(j)	“Committee” means the Compensation and Management Development Committee of the Board appointed to administer the Program under Article II. Each Committee member shall be an outside director for purposes of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended.

(k)	“Company” means Hillenbrand, Inc. as a corporate holding company and does not include Subsidiaries.

(l)	“Disability” means a physical or mental disability by reason of which a Participant is determined by the Office of the President or its delegate, to be eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act.

(m)	“Distribution Agreement” means the Distribution Agreement by and between Hillenbrand Industries, Inc. and Batesville Holdings, Inc. dated as of March , 2008.

(n)	“Employee Matters Agreement” means the Employee Matters Agreement by and between Hillenbrand Industries, Inc. and Batesville Holdings, Inc. dated as of March , 2008.

(o)	“Employer” means Hillenbrand, Inc., an Indiana Corporation, and its Subsidiaries.

(p)	“Executive Management Team” means the officers of the Corporation who report directly to the CEO.

(q)	“Incentive Compensation” means the Incentive Compensation as provided for in Article IV.

(r)	“Incentive Compensation Pool” means the aggregate amount of Base Incentive Compensation for all Participants for any Plan Year.

(s)	“Incentive Compensation Opportunity” means the percentage of Base Salary as determined in accordance with Section 4.2.

(t)	“Participant” means any individual who is a non-bargained for, full-time or regular part-time employee of the Employer and is selected for participation in the Program pursuant to Article III.

(u)	“Percentage of Target One Achievement” means a percentage determined as of the end of each Plan Year as follows:

(Business Criteria Achievement – Performance Base) ÷ (Target One – Performance Base.)

(v)	“Percentage of Target Two Achievement” means a percentage determined as of the end of each Plan Year as follows:

(Business Criteria Achievement – Target One) ÷ (Target Two – Target One)

(w)	“Performance Base” means the base level of achievement of the Company or a Subsidiary with respect to the Business Criteria, as determined in accordance with Section 4.1.

(x)	“Plan Year” means the fiscal year beginning on October 1st and ending on September 30th. The first Plan Year shall be a short Plan Year beginning on , 2008.

(y)	“Program” means the Hillenbrand, Inc. Short-Term Incentive Compensation Program.

(z)	“Subsidiary” means an operating company unit of which a majority equity interest is owned directly or indirectly by the Company.

(aa)	“Target One” means a certain level of achievement of the Company or a Subsidiary with respect to the Business Criteria, as determined in accordance with Section 4.1.

(bb)	“Target Two” means a certain level of achievement of the Company or a Subsidiary with respect to the Business Criteria which is greater than Target One as determined in accordance with Section 4.1.

ARTICLE II
ADMINISTRATION
     Full power and authority to construe, interpret, and administer the Program, including power to establish, administer and certify performance goals related to Incentive Compensation is vested in the Committee. Decisions of the Committee are final, conclusive and binding upon all parties, including the Employer, the Company and its shareholders and the Participants. The Committee may rely upon recommendations of the CEO, the Executive Management Team, or persons designated by the Committee, in approving financial and non-financial goals recommended to it.
ARTICLE III
PARTICIPANTS
     Participation in this Program by members of the Executive Management Team or any Company corporate officer elected to such position by the Board shall be determined by the Committee. Other Participants in this Program shall be determined by the CEO or if an eligible employee is employed by a Subsidiary, then the Chief Executive Officer of such Subsidiary.
ARTICLE IV
INCENTIVE COMPENSATION
4.1	Establishment of Performance Base and Target. A Performance Base, Target One and Target Two for the Company Vice Presidents as a group shall be recommended by the CEO and approved by the Committee. The Performance Base, Target One and Target Two of a Participant who is otherwise employed by the Company shall be established and approved by the CEO. The Performance Base, Target One and Target Two of a Participant who is employed by a Subsidiary shall be established and approved by the CEO and the Chief Executive Officer of each Subsidiary, respectively. The Performance Base, Target One and Target Two shall be established annually for the Company and each Subsidiary and will be communicated to each Participant.

4.2	Base Salary as a Part Incentive Compensation. Incentive Compensation Opportunity is established in writing annually by the Committee (within ninety (90) days of the start of each Plan Year) in percentages up to but not exceeding the following:

Class of Participant	Incentive Compensation Opportunities
Chief Executive Officer of the Company	90% of Base Salary

Chief Executive Officer of a Subsidiary	75% of Base Salary

Class of Participant	Incentive Compensation Opportunities
Company Chief Financial Officer	50% of Base Salary

Company or Subsidiary Senior Executives	50% of Base Salary

Company or Subsidiary Executives	40% of Base Salary

Other Key Executives	30% of Base Salary
4.3	Base Incentive Compensation Calculation. Except as set forth in Section 4.5, attainment of the Performance Base or below for a Plan Year shall result in Base Incentive Compensation of 0% of the Incentive Compensation Opportunity as set forth in Section 4.2 above. If Target Two is met or exceeded for a Plan Year, Base Incentive Compensation shall be equal to the Achievement Percentage multiplied by the amount of a Participant’s Incentive Compensation Opportunity as set forth in Section 4.2 above. If Business Criteria Achievement is between the Performance Base and Target One for a Plan Year, the Base Incentive Compensation shall be equal to the Percentage of Target One Achievement multiplied by both (i) the amount of a Participant’s Incentive Compensation Opportunity as set forth in Section 4.2 above and (ii) a percentage equal to one-half of the Achievement Percentage. If the Business Criteria Achievement is between Target One and Target Two for a Plan Year, the Base Incentive Compensation shall be equal to the amount of a Participant’s Incentive Compensation Opportunities set forth in Section 4.2 above multiplied by a percentage as determined under the following formula:

[1/2 Achievement Percentage plus (Percentage of Target Two Achievement times 1/2 Achievement Percentage)]

4.4	Incentive Compensation. After the Business Criteria Achievement and Base Incentive Compensation has been determined for each Plan Year, the Committee shall evaluate each Participant on his or her individual performance goals. The Committee shall determine each Participant’s Incentive Compensation based on individual financial and non-financial goals for each Participant. The aggregate amount of Incentive Compensation that can be paid to all Participants for any Plan Year shall not exceed the Incentive Compensation Pool for such Plan Year. The Committee may create or authorize, with the assistance of the CEO, sub-pools for Participants based on which Subsidiary they are employed by or any other criteria the Committee deems appropriate, provided that the aggregate amount of all sub-pools cannot exceed the Incentive Compensation Pool for any Plan Year. The aggregate amount of Incentive Compensation that can be paid to all Participants in a sub-pool or combination of sub pools is the aggregate amount of Base Incentive Compensation allocated by the Committee to such sub-pool or combination of sub-pools.

4.5	Non-Business Criteria Based Incentive Compensation. The Committee may establish a “Non-Business Criteria Pool”. Once such a Non-Business Criteria Pool is established, the CEO may, in his or her discretion (with approval from the Committee for Company Vice Presidents), allocate all or some of the Non-Business Criteria Pool to all or some Participants and the amount allocated to any Participants shall be the Participant’s Incentive Compensation under the Program for the Plan Year.

4.6	Payment of Incentive Compensation. Incentive Compensation shall be due and payable in cash after forty (40) days but not later than seventy-five (75) days after the end of the Plan Year.

4.7	Election to Defer Compensation – Deferral Period. A Participant may elect to defer all or any portion of his or her Incentive Compensation. A Participant’s written election to defer any compensation must be made before the end of the Plan Year immediately preceding the Plan Year during which services are performed for which such compensation would otherwise be paid. Upon making a deferral election as set forth herein, such deferral thereafter shall be subject to the Hillenbrand, Inc. Executive Deferred Compensation Program, as amended from time to time.

4.8	Termination of Employment. Subject to Section 4.9 below and the last sentence of this section, termination of Participant’s employment prior to the last day of the Plan Year for any reasons other than death, Disability or normal or early retirement (as determined under the Company’s Pension Plan or Savings Plan) shall terminate a Participant’s right to any non-deferred Incentive Compensation. Termination of employment because of death, Disability or normal or early retirement shall result in a pro-ration of Incentive Compensation based on the number of months employed during the Plan Year of a Participant’s termination of employment. Upon a termination of employment for Cause at any time, a Participant shall forfeit any and all payments due under this Program.

4.9	Change in Control. Upon a Change in Control, a Participant’s unpaid Incentive Compensation for a Plan Year ending prior to the Change in Control shall in all events be paid in accordance with Section 4.6. In addition, a Participant’s Incentive Compensation for the Plan Year during which the Change in Control occurred shall in no event be less than the amount calculated pursuant to Sections 4.2, 4.3, 4.4 and 4.5 above as if the Target (at 100%) had been achieved. For purposes of such calculation, Base Salary shall mean such Participant’s annualized Base Salary for the calendar year in which the Change in Control occurred times a fraction, the numerator of which is the number of months from the start of the Plan Year up to and including the month during which the Change in Control occurred and the denominator of which is 12. Following a Change in Control, the Incentive Compensation under the Program shall be paid out at the time specified in Section 4.6 above, provided, however, and notwithstanding Section 4.8 above, that in the case of a Participant whose employment is terminated prior to payout

(for any reason other than on account of termination of employment by the Company for Cause) the Incentive Compensation shall be paid out within 30 days of such termination of employment. In the event of termination for Cause, the Incentive Compensation shall be forfeited.
ARTICLE V
FINALITY OF DETERMINATION
     Each determination made by the Committee and the CEO shall be final, binding and conclusive for all purposes and upon all persons. The Committee may rely conclusively on the determinations made by and information received from the Company’s independent public accountants or the Employer employees with respect to action of the Committee.
ARTICLE VI
LIMITATIONS
     No employee of the Employer or any other persons shall have any claim or right (legal, equitable or other) to be granted any award under the Program, and no director, officer or employee of the Employer, or any other person, shall have the authority to enter into any agreement with any person for the making or payment of any award under the Program or to make any representation or warranty with respect thereto.
     Neither the action of the Company in establishing the Program nor any action taken by the Company, the Committee, the Board of Directors, CEO, Executive Management Team, or any persons designated by them to administer the Program, nor any provision of the Program, shall be construed as giving to any Participant or employee of the Employer the right to be retained in the employ of the Employer.
ARTICLE VII
AMENDMENTS, SUSPENSION OR TERMINATION
     The Board may discontinue the Program in whole or in part at any time and may from time to time amend or revise the terms as permitted by applicable statute; provided, however, that no such discontinuance, amendment, or revision shall effect adversely any right or obligation with respect to any award theretofore made. No amendment shall require shareholder approval unless such approval is otherwise required by law.

ARTICLE VIII
MISCELLANEOUS
8.1	Effective Date. This Program was approved by the Board of Directors on February 8, 2008, and shall become effective as of the date of the consummation of the transactions contemplated by the Distribution Agreement.

8.2	Governing Law. This Program shall be governed by and construed in accordance with the laws of the State of Indiana.